Exhibit 10.1
PAID-UP OIL AND GAS LEASE
Producers 88
Rev. 2008
THIS LEASE AGREEMENT is made as of the 10th day of March 2011, between PCY Holdings LLC, a wholly owned subsidiary of Pure Cycle Corporation, whose address is 1490 Lafayette St., Suite 203, Denver, CO 80218 as Lessor (whether one or more), and Anadarko E&P Company LP whose address is 1099 18th Street., Suite 1800, Denver, Colorado, 80202-1918, as Lessee. All printed portions of this lease were prepared by the party hereinabove named as Lessee, but all other provisions (including the completion of blank spaces) were prepared jointly by Lessor and Lessee.
1. Grant of Leased Premises. In consideration of a cash bonus in hand paid and the covenants herein contained, Lessor hereby grants, leases and lets exclusively to Lessee the following described land, hereinafter called leased premises:
Township 4 South, Range 65 West, 6th P.M.
Section 4: SE/4 except lot 29 (of Montclair Gardens)
Section 10: NW/4 and E/2
in the County of Arapahoe, State of Colorado, containing 634 gross acres, more or less (including any interests therein which Lessor may hereafter acquire by reversion, prescription or otherwise), for the purpose of exploring for, developing, producing and marketing oil and gas, along with all hydrocarbon and nonhydrocarbon substances produced in association therewith (“Oil and Gas Substances”). The term “gas” as used herein includes helium, carbon dioxide, gaseous sulfur compounds, methane produced from coal formations and other commercial gases, as well as normal hydrocarbon gases. In addition to the above-described land, this lease and the term “leased premises” also covers accretions and any small strips or parcels of land now or hereafter owned by Lessor which are contiguous or adjacent to the above-described land, and, in consideration of the aforementioned cash bonus, Lessor agrees to execute at Lessee’s request any additional or supplemental instruments for a more complete or accurate description of the land so covered. For the purpose of determining the amount of any payments based on acreage hereunder, the number of gross acres above specified shall be deemed correct, whether actually more or less.
2. Ancillary Rights. The rights granted to Lessee hereunder shall include the right of ingress and egress on the leased premises or lands pooled or unitized therewith, along with such rights as may be reasonably necessary to conduct operations for exploring, developing, producing and marketing Oil and Gas Substances. Lessee may use in such operations, free of cost, any oil and gas produced on the leased premises. In exploring, developing, producing or marketing from the leased premises or lands pooled or unitized therewith, the ancillary rights granted herein shall apply (a) to the entire leased premises, notwithstanding any partial release or other partial termination of this lease; and (b) to any other lands in which Lessor now or hereafter has authority to grant such rights in the vicinity of the leased premises or lands pooled or unitized therewith. When requested by Lessor in writing, Lessee shall bury its pipelines below ordinary plow depth on cultivated lands. No well shall be located less than 400 feet from any house or barn now on the leased premises or other lands of Lessor used by Lessee hereunder, without Lessor’s consent, and Lessee shall pay for damage caused by its operations to buildings and other improvements now on the leased premises or such other lands, and to commercial timber and growing crops thereon. Lessee shall have the right at any time to remove its fixtures, equipment and materials, including well casing, from the leased premises or such other lands during the term of this lease or within a reasonable time thereafter.
3. Term of Lease. This lease shall be in force for a primary term of 3 years from the date hereof, and for as long thereafter as oil or gas or other substances covered hereby are produced from the leased premises or from lands pooled or unitized therewith or this lease is otherwise maintained in effect pursuant to the provisions hereof. Lessor agrees that Lessee shall not be obligated, except as otherwise provided herein, to commence or continue any operations during the primary term.
4. Operations. If Lessee drills a well which is incapable of producing in paying quantities (hereinafter called “dry hole”) on the leased premises or lands pooled or unitized therewith, or if all production (whether or not in paying quantities) permanently ceases from any cause, including a revision of unit boundaries pursuant to the provisions of this lease or the action of any governmental authority, then in the event this lease is beyond the primary term or the extended term provided for in Paragraph 16 it shall nevertheless remain in force if Lessee commences further operations for reworking an existing well or for drilling an additional well or for otherwise obtaining or restoring production on the leased premises or lands pooled or unitized therewith within 90 days after completion of operations on such dry hole or within 90 days after such cessation of all production. If after the primary term this lease is not otherwise being maintained in force, but Lessee is then engaged in Operations, as defined below, this entire lease shall remain in force so long as any one or more of such Operations are prosecuted with no interruption of more than 90 consecutive days, and if any such Operations result in the production of Oil and Gas Substances, as long thereafter as there is production in paying quantities from the leased premises or lands pooled or unitized therewith. As used herein, the term Operations shall mean any activity conducted on or off the leased premises that is reasonably calculated to obtain or restore production, including without limitation, (i) drilling or any act preparatory to drilling (such as obtaining permits, surveying a drill site, staking a drill site, building roads, clearing a drill site, or hauling equipment or supplies); (ii) completing, reworking, plugging back, deepening, treating, stimulating, refitting, installing any artificial lift or production-enhancement equipment or technique; (iii) constructing facilities related to the production, treatment, transportation and marketing of substances produced from the lease premises; (iv) contracting for marketing services and sale of Oil and Gas Substances; and (v) construction of water disposal facilities and the physical movement of water produced from the leased premises.
5. Shut-in Royalty. If after the primary term one or more wells on the leased premises or lands pooled or unitized therewith are capable of producing Oil and Gas Substances in paying quantities, but such well or wells are either shut in or production therefrom is not being sold by Lessee, such well or wells shall nevertheless be deemed to be producing in paying quantities for the purpose of maintaining this lease. If for a period of 90 consecutive days such well or wells are shut in or production therefrom is not sold by Lessee, then Lessee shall pay an aggregate shut-in royalty of one dollar per acre then covered by this lease. The payment shall be made to Lessor on or before the first anniversary date of the lease following the end of the 90-day period and thereafter on or before each anniversary while the well or wells are shut in or production therefrom is not being sold by Lessee; provided that if this lease is otherwise being maintained by operations under this lease, or if production is being sold by Lessee from another well or wells on the leased premises or lands pooled or unitized therewith, no shut-in royalty shall be due until the first anniversary date of the lease following the end of the 90-day period after the end of the period next following the cessation of such operations or production, as the case may be. Lessee’s failure to properly pay shut-in royalty shall render Lessee liable for the amount due, but shall not operate to terminate this lease.
6. Royalty Payment. For all Oil and Gas Substances that are physically produced from the leased premises, or lands pooled, unitized or communitized therewith, and sold, lessor shall receive as its royalty 20.00 % of the weighted average sales price (as defined below) of such Oil and Gas Substances, less this same percentage share of all production, severance and ad valorem taxes and less the same percentage share of all applicable charges after such Oil and Gas Substances are in a marketable condition and have reached a recognized market for same, including transportation from such recognized market to a different recognized market, if any. For any Oil and Gas Substance that is physically produced from the leased premises, or lands pooled, unitized or communitized therewith, and sold, the “weighted average sales price” for such Oil and Gas Substance shall mean the weighted average sales price actually received by Lessee (or, if applicable, its affiliate) during the applicable month for all sales of such Oil and Gas Substances) to an unaffiliated party in all markets where the Oil and Gas Substance produced from the leased premises, or lands pooled, unitized or communitized therewith, as applicable, is actually sold.
If Lessee uses the Oil and Gas Substances (other than as fuel in connection with the production and sale thereof), the price to be used under this provision shall be the weighted average sales price referred to above for the applicable month.
7. Pooling. Lessee shall have the right but not the obligation to pool all or any part of the leased premises or interest therein with any other lands or interests, as to any or all depths or zones, and as to any or all substances covered by this lease, either before or after the commencement of drilling or production, whenever Lessee deems it necessary or proper to do so in order to prudently develop or operate the leased premises, whether or not similar pooling authority exists with respect to such other lands or interests. The creation of a unit by such pooling shall be based on the following criteria (hereinafter called “pooling criteria”): A unit for an oil well (other than a horizontal completion) shall not exceed 40 acres plus a maximum acreage tolerance of 10%, and for a gas well or a horizontal completion shall not exceed 640 acres plus a maximum acreage tolerance of 10%; provided that a larger unit may be formed for an oil well or gas well or horizontal completion to conform to any well spacing or density pattern that may be prescribed or permitted by any governmental authority having jurisdiction to do so. For the purpose of the foregoing, the terms “oil well” and “gas well” shall have the meanings prescribed by applicable law or the appropriate governmental authority, or, if no definition is so prescribed, “oil well” means a well with an initial gas-oil ratio of less than 100,000 cubic feet per barrel and “gas well” means a well with an initial gas-oil ratio of 100,000 cubic feet or more per barrel, based on a 24-hour production test conducted under normal producing conditions using standard lease separator facilities or equivalent testing equipment; and the term “horizontal completion” means a well in which the horizontal component of the completion interval in the reservoir exceeds the vertical component in such interval. In exercising its pooling rights hereunder, Lessee shall file of record a written declaration describing the unit and stating the effective date of pooling. Production, drilling or reworking operations anywhere on a unit which includes all or any part of the leased premises shall be treated as if it were production, drilling or reworking operations on the leased premises, except that the production on which Lessor’s royalty is calculated shall be that proportion of the total unit production which the net acreage covered by this lease and included in the unit bears to the total acreage in the unit, but only to the extent such proportion of unit production is sold by Lessee. In the event a unit is formed hereunder before the unit well is drilled and completed, so that the applicable pooling criteria are not yet known, the unit shall be based on the pooling criteria Lessee expects in good faith to apply upon completion of the well; provided that within a reasonable time after completion of the well, the unit shall be revised if necessary to conform to the pooling criteria that actually exist. Pooling in one or more instances shall not exhaust Lessee’s pooling rights hereunder, and Lessee shall have the recurring right but not the obligation to revise any unit formed hereunder by expansion or contraction or both, either before or after commencement of production, in order to conform to the well spacing or density pattern prescribed or permitted by the governmental authority having jurisdiction, or to conform to any productive acreage determination made by such governmental authority. To revise a unit hereunder, Lessee shall file of record a written declaration describing the revised unit and stating the effective date of revision. To the extent any portion of the leased premises is included in or excluded from the unit by virtue of such revision, the proportion of unit production on which royalties are payable hereunder shall thereafter be adjusted accordingly.
8. Unitization. Lessee shall have the right but not the obligation to commit all or any part of the leased premises or interest therein to one or more unit plans or agreements for the cooperative development or operation of one or more oil and/or gas reservoirs or portions thereof, if in lessee’s judgment such plan or agreement will prevent waste and protect correlative rights, and if such plan or agreement is approved by the federal, state or local governmental authority having jurisdiction. When such a commitment is made, this lease shall be subject to the terms and conditions of the unit plan or agreement, including any formula prescribed therein for the allocation of production from a unit. Upon permanent cessation thereof, Lessee may terminate the unit by filing of record a written declaration describing the unit and stating the date of termination. Pooling hereunder shall not constitute a cross-conveyance of interests.
9. Payment Reductions. If Lessor owns less than the full mineral estate in all or any part of the leased premises, payment of royalties and shut-in royalties hereunder shall be reduced as follows: royalties and shut-in royalties for any well on any part of the leased premises or lands pooled therewith shall be reduced to the proportion that Lessor’s interest in such part of the leased premises bears to the full mineral estate in such part of the leased premises. To the extent any royalty or other payment attributable to the mineral estate covered by this lease is payable to someone other than Lessor, such royalty or other payment shall be deducted from the corresponding amount otherwise payable to Lessor hereunder.
10. Ownership Changes. The interest of Lessor hereunder may be assigned, devised or otherwise transferred in whole or in part, by area and/or by depth or zone. The interest of Lessee hereunder may be assigned, devised or otherwise transferred in whole or in part, by area and/or by depth or zone, upon prior written consent of Lessor; provided that such consent not be unreasonably withheld and shall only be withheld if the financial strength or technical experience and capabilities of the applicable assignee are not sufficient in Lessor’s judgment reasonably exercised to fulfill the obligations of the Lessee hereunder. Subject to the foregoing, the rights and obligations of the parties hereunder shall extend to their respective heirs, devisees, executors, administrators, successors and assigns. No change in Lessor’s ownership shall have the effect of reducing the rights or enlarging the obligations of Lessee hereunder, and no change in ownership shall be binding on Lessee until 60 days after Lessee has been furnished the original or duly authenticated copies of the documents establishing such change of ownership to the satisfaction of Lessee or until Lessor has satisfied the notification requirements contained in Lessee’s usual form of division order. In the event of the death of any person entitled to shut-in royalties hereunder, Lessee may pay or tender such shut-in royalties to the credit of decedent or decedent’s estate. If at any time two or more persons are entitled to shut-in royalties hereunder, Lessee may pay or tender such shut-in royalties to such persons either jointly or separately in proportion to the interest which each owns. If Lessee transfers its interest hereunder in whole or in part Lessee shall be relieved of all obligations thereafter arising with respect to the transferred interest, and failure of the transferee to satisfy such obligations with respect to the transferred interest shall not affect the rights of Lessee with respect to any interest not so transferred. If Lessee transfers a full or undivided interest in all or any portion of the area covered by this lease, the obligation to pay or tender shut-in royalties hereunder shall be divided between Lessee and the transferee in proportion to the net acreage interest in this lease then held by each.
11. Release of Lease. Lessee may, at any time and from time to time, deliver to Lessor or file of record a written release of this lease as to a full or undivided interest in all or any portion of the area covered by this lease or any depths or zones thereunder, and shall thereupon be relieved of all obligations thereafter arising with respect to the interest so released. If Lessee releases less than all of the interest or area covered hereby, Lessee’s obligation to pay or tender shut-in royalties shall be proportionately reduced in accordance with the net acreage interest retained hereunder.
12. Regulation and Delay. Lessee’s obligations under this lease, whether express or implied, shall be subject to all applicable laws, rules, regulations and orders of any governmental authority having jurisdiction, including restrictions on the drilling and production of wells, and regulation of the price or transportation of oil, gas and other substances covered hereby. When drilling, reworking, production or other operations are prevented or delayed by such laws, rules, regulations or orders, or by inability to obtain necessary permits, equipment, services, material, water, electricity, fuel, access or easements, or by fire, flood, adverse weather conditions, war, sabotage, rebellion, insurrection, riot, strike or labor disputes, or by inability to obtain a satisfactory market for production or failure of purchasers or carriers to take or transport such production, or by any other cause not reasonably within Lessee’s control, this lease shall not terminate because of such prevention or delay, and, at Lessee’s option, the period of such prevention or delay shall be added to the term hereof. Lessee shall not be liable for breach of any provisions or implied covenants of this lease when drilling, production or other operations are so prevented or delayed.
13. Breach or Default. No litigation shall be initiated by Lessor for damages, forfeiture or cancellation with respect to any breach or default by Lessee hereunder, for a period of at least 60 days after Lessor has given Lessee written notice fully describing the breach or default, and then only if Lessee fails to remedy the breach or default within such period. If the matter is litigated and there is a final judicial determination that a breach or default has occurred, this lease shall not be forfeited or cancelled in whole or in part unless Lessee is given a reasonable time after said judicial determination (but in no event more than sixty (60) days) to remedy the breach or default and Lessee fails to do so.
14. Warranty of Title. Lessee at Lessee’s option may pay and discharge any taxes, mortgages or liens existing, levied or assessed on or against the leased premises. If Lessee exercises such option, Lessee shall be subrogated to the rights of the party to whom payment is made, and, in addition to its other rights, may reimburse itself out of any royalties or shut-in royalties otherwise payable to Lessor hereunder. In the event Lessee is made aware of any claim inconsistent with Lessor’s title, Lessee may suspend the payment of royalties and shut-in royalties hereunder, without interest, until Lessee has been furnished satisfactory evidence that such claim has been resolved.
15. Indemnity. Lessee will indemnify and hold Lessor, its officers, directors, employees, agents, successors and assigns (hereafter collectively referred to as “Indemnified Parties”) harmless from any and all claims, demands, suits, losses, damages, and costs (including, without limitation, any attorney fees) incurred by the Indemnified Parties which may be asserted against the Indemnified Parties by reason of or which may arise out of or which may be related to Lessee’s activities on the leased premises (including, without limitation, any claims by any owners or lessees of minerals that Lessee’s operations hereunder are either illegal, unauthorized, or constitute an improper interference with their rights).
16. Option to Extend. The primary term of this lease may, at Lessee’s option, be extended as to all or a portion of the land covered hereby for an additional two (2) years commencing on the date that the lease would have expired but for the extension. Lessee may exercise its option by paying or tendering to Lessor an extension payment equal to the bonus amount tendered by Lessee at the time of the execution of this lease. In the even that Lessee exercises this option and tenders such option payment to Lessor, the primary term of this lease shall be considered to be continuous, commencing on the date of the lease and continuing from the date to the end of the extended primary term.
IN WITNESS WHEREOF, this lease is executed to be effective as of the date first written above, but upon execution shall be binding on the signatory and the signatory’s heirs, devisees, executors, administrators, successors and assigns, whether or not this lease has been executed by all parties hereinabove named as Lessor.

LESSOR PCY HOLDINGS LLC, a wholly-owned subsidiary of Pure Cycle Corporation
By:	/s/ Mark W. Harding
Mark W. Harding, Manager

ACKNOWLEDGEMENTS

STATE OF COLORADO	)
	)	ss.
County of	)
On this 10th day of March, 2011, before me, the undersigned Notary Public in and for said county and state, personally appeared Mark W. Harding, known to me to be the person or persons whose names are subscribed to the foregoing instrument, and acknowledged that the same was executed and delivered as his free and voluntary act for the purposes therein set forth.
In witness whereof I hereunto set my hand and official seal as of the date hereinabove stated.

My Commission Expires
Notary Public
RECORDING INFORMATION

STATE OF COLORADO	)
	)	ss.
County of Arapahoe
This instrument was filed for record on the  _____  day of                     , 2011 at  _____  o’clock  _____  M., and duly recorded in Book  _____, Page  _____  of the records of this office.

By
Clerk (or Deputy)

Exhibit “A”
To
PAID-UP OIL AND GAS LEASE
Attached to and made a part of that certain Paid-Up Oil and Gas Lease dated the 10th day of March, 2011, by and between PCY Holdings LLC, a wholly owned subsidiary of Pure Cycle Corporation, as Lessor, and Anadarko E&P Company LP, as Lessee (the “Oil and Gas Lease”).
Additional Provisions
The parties agree that the additional provisions set forth below (the “Additional Provisions”) amend and supersede the terms of the printed portion of the Oil and Gas Lease to which this Exhibit “A” is attached to the extent they are inconsistent with the provisions in this Exhibit “A.” In the event of any conflict in the language between this Exhibit “A” and the printed portion of the Oil and Gas Lease, the provisions of this Exhibit “A” shall control.
1. Notwithstanding any provision in the Oil and Gas Lease to the contrary, this Oil and Gas Lease does not grant the right to the Lessee to construct telephone and electric lines, tanks, ponds, roadways, storage tanks, power stations, employee’s quarters or plants, including, but not limited to gas treatment or processing plants, of any kind upon the leased premises unless specifically agreed to in writing by the Lessor.
2. All references to pooling or unitization in this Oil and Gas Lease shall be modified to provide that at the expiration of the primary term of this Oil and Gas Lease, any portion of the leased premises which is not producing in paying quantities within a spacing unit created pursuant to this lease or approved by the Oil and Gas Conservation Commission of the State of Colorado shall be released back to the Lessor, including any non producing strata lying 100 feet below the stratigraphic equivalent of the deepest producing formation in any well commenced on or before the expiration of the primary term on the leased premises or on any land pooled therewith, and Lessee shall, at its expense, record in the records of the Clerk and Recorder of Arapahoe County, Colorado, a written release of all such lands and strata within sixty (60) days of the expiration of the primary term. The Lessor shall have the right thereafter to grant leases for the purpose of exploring for and producing oil, gas and other minerals on the leased premises from those portions of the leased premises, including those depths, as to which this Oil and Gas Lease has terminated, provided that any lessee in any such leases shall use the surface so as not to unreasonably interfere with the use of the surface by the Lessee herein.
3. Lessee shall not drill any disposal or injection wells (including but not limited to annular injection) nor use any well on the leased premises as a disposal well nor inject any substance, including but not limited to air, gas, water, brine and other fluids from any source, as part of an enhanced recovery effort or otherwise on the leased premises unless it has entered into a written agreement with Lessor and provided appropriate compensation to Lessor to do so.
4. Lessee agrees that it will not use or sell any water found in, upon or under Lessor’s the leased premises in the course of conducting its drilling operations unless it has entered into a written agreement with Lessor to do so.
5. Within 120 days after the abandonment of any well, Lessee shall remove all machinery, material and structures used in connection with such well and not used in other operations on the leased premises. Any machinery, material, or structure not removed shall, at Lessor’s option, become Lessor’s property.
6. Notwithstanding any provision in this Oil and Gas Lease to the contrary, it is expressly agreed and provided that after the expiration of the primary term this Oil and Gas Lease may not be maintained in force by the payment of shut in royalties for any period in excess of two (2) consecutive years or for shorter periods from time-to-time after the expiration of the primary term which aggregate three (3) years in all, except in the event that the Lessee is unable to market production because of the inability to access a market, unacceptable terms, or market conditions. For purposes of this Oil and Gas Lease “access a market” means the availability of a mode of transportation, under reasonable terms, to deliver oil or gas to a purchaser; “unacceptable terms” means the contract terms offered to Lessee are not reasonable when compared with the terms of existing contracts with other producers similarly situated to Lessee; and “market conditions” means the market price being paid for oil or gas is such that a reasonable person in Lessee’s position, having the power to do so, would refrain from marketing the oil or gas.
7. Lessee will drill all wells in compliance with all applicable federal, state and local laws, guidelines, rules and regulations which shall include those established from time to time by the Colorado Oil and Gas Conservation Commission, including, but not limited to the minimum surface casing requirements for protecting fresh and usable water. Lessor shall not by virtue of this provision have a private right of action to enforce the rules and regulations of the Colorado Oil and Gas Conservation or any other regulator agency with jurisdiction over the activities of Lessee hereunder.
8. Lessee agrees that no division order shall amend the terms of this Oil and Gas Lease.
9 Notwithstanding any provision in this Oil and Gas Lease to the contrary, the Lessee shall notify the Lessor in writing whenever the Lessee claims that its operations have been delayed by a force majeure event or otherwise pursuant to Paragraph 12 in the body of the Oil and Gas Lease. The maximum number of days that the primary term can be extended by a force majeure event or otherwise pursuant to Paragraph 12 in the body of the Oil and Gas Lease is 90 days.
10. Lessee agrees to indemnify and hold harmless Lessor against all claims, suits, costs, damages, losses, and expenses that may in any manner result from, arise out of, or are related to the use or occupancy of the leased premises, presence on the leased premises or operations conducted by the Lessee, its employees, representatives, agents, invitees, guests or contractors and subcontractors pursuant to this Oil and Gas Lease except to the extent any such claim, suit, cost, damage, loss or expense is the direct result of the gross negligent acts or omissions of Lessor, its officers, directors, employees, agents and its successors and assigns. This obligation to indemnify shall include the payment of reasonable attorneys’ fees and investigation costs, as well as other costs and expenses connected with any claim asserted.
11. In the event that any party to this Oil and Gas Lease is required to commence any action or proceeding against the other party in order to enforce the provisions hereof, the prevailing party in any such action shall be awarded, in addition to any monetary damages or injunctive or other equitable relief otherwise awarded, all reasonable costs incurred in connection therewith, including attorneys’ fees and all court costs.
12. The provisions of the Oil and Gas Lease and this Exhibit “A” shall extend to any heirs, executors, administrators, successors and/or assigns to the parties hereto.

LESSOR:

PCY HOLDINGS LLC, a wholly-owned subsidiary of Pure Cycle Corporation

By:	/s/ Mark W. Harding Name: Mark W. Harding
Title: Manager

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